           As filed with the Securities and Exchange Commission on March 5, 1999 Registration No. 333-_________

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                MIDWAY GAMES INC.
             (Exact name of Registrant as specified in its charter)



          DELAWARE                                       36-2814522
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                          3401 NORTH CALIFORNIA AVENUE
                             CHICAGO, ILLINOIS 60618
   (Address, including zip code, of Registrant's principal executive offices)

                                -----------------

                             1999 STOCK OPTION PLAN
                            (Full title of the Plan)

                                -----------------


                              Orrin J. Edidin, Esq.
                  Vice President, Secretary and General Counsel
                                Midway Games Inc.
                          3401 North California Avenue
                             Chicago, Illinois 60618
                                 (773) 961-2222
                   (Name and address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                             Jeffrey N. Siegel, Esq.
                              Shack & Siegel, P.C.
                                530 Fifth Avenue
                            New York, New York 10036
                                 (212) 782-0700

                                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                      PROPOSED
                                                             PROPOSED MAXIMUM         MAXIMUM            AMOUNT OF
     TITLE OF SECURITIES                    AMOUNT TO BE      OFFERING PRICE          AGGREGATE        REGISTRATION
       TO BE REGISTERED                     REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)       FEE(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(4)(5)         1,750,000 shares         $8.19            $14,332,500          $3,984.44
====================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the 1999 Stock Option Plan (the "1999 Plan").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) on the basis of the average of the high and low prices of the common stock reported on the New York Stock Exchange on March 3, 1999.

(3) $11,418.08 was paid with registration statement No. 333-25757, relating to 2,000,000 shares of common stock, $2,862.98 was paid with registration statement No. 333-57583, relating to 750,000 shares of common stock and $8,398.38 was paid with registration statement No. 333-68373, relating to 3,000,000 shares of common stock, which shares are being carried forward in the combined reoffer prospectus being filed herewith (to the extent that they are or may be control securities). See Rule 429 note below.

(4) In accordance with the Rights Agreement between the Registrant and The Bank of New York, dated October 24, 1996, as amended on November 6, 1997, all shares of common stock are accompanied by certain stock purchase rights.

(5)      Shares issuable upon the exercise of options available under the 1999
         Plan.

                              ---------------------

         Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus filed together with this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statements No. 333-25757, 333-57583 and 333-68373, each on Form S-8.

RESALE PROSPECTUS

                               MIDWAY GAMES INC.


                                5,185,464 SHARES

                          COMMON STOCK, PAR VALUE $.01



      We design, publish and market interactive entertainment software played in both the coin-operated and home markets. Our main office is located at 3401 North California Avenue, Chicago, IL 60618, telephone no. (773) 961-2222.

      Our common stock is listed on the New York Stock Exchange under the symbol "MWY".

      Officers and directors who are listed on pages 10-11 below as "selling stockholders" may sell up to the number of shares of our common stock listed opposite their names. The selling stockholders acquired or may acquire the shares to be offered by purchasing shares or exercising stock options granted to them under our stock option plans or our 1998 Stock Incentive Plan. The selling stockholders have not informed us of any current intention to sell any shares.



         PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 BELOW FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN OUR COMMON STOCK.


                                 --------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                                 --------------


                  The date of this prospectus is March 5, 1999

                              ABOUT THIS PROSPECTUS

         This prospectus relates to 5,185,464 shares (the "Shares") of our common stock that the selling stockholders described in this prospectus may sell until we terminate this offering. As used in this prospectus, the terms "we," "us," "our" and "Midway" mean Midway Games Inc., a Delaware corporation, and its subsidiaries, unless the context indicates a different meaning.

         The selling stockholders in this offering are officers and directors of Midway Games Inc. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

         Most of the information about us that you need to know before you invest in the Shares is not included in this prospectus. You should obtain and read the information described under the headings "Documents Incorporated by Reference" and "Where You Can Find More Information" in order to get all the important information about Midway.


                                  RISK FACTORS

         You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the Shares. Some of the information in these risk factors contain "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements describe our beliefs concerning future business conditions based on currently available information. We do not intend to update the forward-looking statements included in this prospectus. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "believe," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to the financial strength of the amusement games industry in general, the success of our planned advertising, marketing and promotional campaigns and the factors below, among others described from time to time in our filings with the SEC.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

         We have experienced and expect to continue to experience significant quarterly fluctuations in net sales and other operating results due to a variety of factors, including:

      -  variations in the level of market acceptance of our products;
      -  delays and timing of product introductions;
      -  fluctuations in our mix of products with varying profit margins;
      -  the size and rate of growth of the consumer software market;
      - market acceptance of our products and those of our competitors and dedicated game platform manufacturers;
      - development and promotional expenses relating to the introduction of new products or enhancements of existing products;
      -  changes in our pricing policies and those of our competitors;
      -  the accuracy of our and retailers' forecasts of consumer demand; and
      - the timing of orders from major customers, order cancellations and delays in shipment.

      Our expense levels are based, in part, on our expectations regarding future sales and, as a result, operating results would be adversely affected by a decrease in sales or a failure to meet our sales expectations.

WE DEPEND ON MARKET ACCEPTANCE OF NEW PRODUCTS.

      Our success depends on generating revenue from new products and from enhancements of existing products. Video game products typically have market life spans of only three to twelve months. In addition, the process of developing software products like ours is extremely complex and is expected to become more complex and expensive in the future as new interactive entertainment platforms and technologies are introduced. Furthermore, consumer preferences for video games are difficult to predict, and few video game products achieve sustained market acceptance. We believe that the importance to our success of developing Ahit@ products will continue and increase in the future. We cannot assure you that the new products that we introduce will achieve any significant degree of market acceptance, or that the acceptance will be sustained for any meaningful period. The failure of new products to gain market acceptance could have a material adverse effect on our operating results and financial condition.

WE MAY EXPERIENCE DELAYS IN INTRODUCING NEW PRODUCTS.

     From time to time, we have experienced delays in product introductions. We depend on a variety of design and technical personnel and other development components to introduce our new products and enhancements. The timing of a creative process is difficult to predict, and the increasingly complex products that we and our competitors introduce require increasing development time. It usually takes us six to 24 months to complete a new product's development from the time we approve a concept, and the amount of development time required is increasing as our products become more complex. We cannot assure you that we will be able to introduce new products and enhancements on a timely basis. Unanticipated delays could cause us to miss an important selling season for the delayed products, and we could schedule product promotions incorrectly. This could also affect our development schedule for other products. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on our operating results and financial condition.

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

     The video game market, both in the coin-operated and home segments, experiences rapidly changing technology. We must continually anticipate and adapt our products to emerging technologies, including new hardware platforms, operating systems and media formats. When we choose to incorporate a new technology into our products or to publish or develop a product for a new platform, we may make a substantial development investment one to two years in advance of initial shipment of these products. We cannot assure you that we will be able to identify accurately which emerging technologies will gain widespread acceptance.

     If we invest in the development of a video game that does not achieve significant commercial success, our revenues from that product will be adversely affected, and we may not recover our development costs. If, on the other hand, we do not choose to pursue the development of products incorporating new technology or for new platforms that achieve significant commercial success, our revenue growth may also be adversely affected. In addition, consumers may defer purchasing home game software for use on existing platforms following the announcement of an introduction date for hardware platforms incorporating new technologies. We may not be able to obtain licenses to use new technologies. Accordingly, these announcements could adversely affect sales of our existing software products. We cannot assure you that we will be able to develop or acquire the expertise necessary to enable us to develop or market products for emerging technologies.

WE RELY ON OUR MORTAL KOMBAT PRODUCTS.

     Revenues from Mortal Kombat products accounted for approximately 19.1% of our total revenues during fiscal 1998, 22.0% during 1997 and 34.9% during 1996. If Mortal Kombat products fail to continue to sell, or if we fail to replace the Mortal Kombat products with additional products generating significant revenues, our business, operating results and financial condition could be materially and adversely affected.

OUR HOME VIDEO GAME BUSINESS EXPERIENCES SEASONAL VARIATIONS.

     Our home video game business is highly seasonal. Sales of home video games are typically significantly higher during the September and December quarters due to the year-end holiday buying season. Sales in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. We cannot assure you that we will achieve consistent profitability on a quarterly or annual basis.

OUR MARKET IS HIGHLY COMPETITIVE.

     The video game business is intensely competitive and experiences the continuous introduction of new titles and the development of new technologies. Our ability to compete successfully in this market is based, in large part, upon our ability:

      -  to select and develop popular titles;
      - to identify and obtain rights to commercially marketable intellectual properties; and
      -  to adapt our products for use with new technologies.

      In addition, successful competition in our market is also based upon:

      -  price;
      -  access to retail shelf space for home games;
      -  product enhancements;
      -  brand recognition;
      -  marketing support; and
      -  access to distribution channels.

     Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than ours. We are often in competition with platform manufacturers and companies that we depend upon for distribution or other services. These companies may have an incentive to promote their own products in preference to ours.

     We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies such as Microsoft, are increasing their focus on the interactive entertainment market, which will result in greater competition for us. In particular, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures that we face could materially and adversely affect our business and financial condition.

PRODUCT RETURNS AND PRICE ADJUSTMENTS COULD EXCEED OUR RESERVES.

     In our home video game business, we accept product returns for defective products and sometimes provide replacements, markdowns or other credits on varying terms in the event that the customer holds slow-moving inventory of our home games. At the time of product shipment, we establish reserves, including reserves under our policies for price protection and returns of defective products. These reserves are established according to estimates of the potential for future returns of products based on historical return rates, seasonality of sales, retailer inventories of our products and other factors. Product returns, markdowns and credits that exceed our reserves could have a material adverse effect on our business, operating results and financial condition. Although we maintain reserves which we believe to be adequate with respect to product returns and price reductions, we cannot assure you that the reserves established will not be exceeded.

WE FACE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY.

     We have announced that our growth strategy may include acquiring other companies. Our success with this strategy depends on our ability to identify and negotiate attractive investments in businesses that we believe will complement or enhance our business. We cannot assure you that we will be able to:

      -  properly identify and evaluate acquisition opportunities;
      - control costs and liabilities incurred with the acquisition of the new businesses or assets;
      -  effectively manage growth from acquisitions; or
      - anticipate and evaluate the numerous risks involved in acquiring and operating a new business or asset.

     The focus on an acquisition strategy could divert our management's resources from more valuable projects. The acquisition of a costly or unproductive business or asset could materially and adversely affect our business.

WE DEPEND ON DEDICATED GAME PLATFORM MANUFACTURERS.

     We depend heavily on the manufacturers of dedicated video game platforms, who are our competitors. In fiscal 1998, 86% of our unit sales of software products for the home market were for use on the following 32- and 64-bit game platforms: Nintendo 64, Sony PlayStation and Sega Saturn. The balance of our home video game unit sales were primarily for the 16-bit Super Nintendo Entertainment System and Sega Genesis platforms, as well as for portable game systems. We expect that an increasing portion of our revenues in the coming years will be from games for 32- and 64-bit game platforms or new generations of game platforms. If the popularity of home video games on dedicated hardware platforms materially declines, or if we were to lose our license to publish software from Nintendo or Sony, our business would be materially and adversely affected.

     We are generally obligated to submit new games to the dedicated platform manufacturers for approval prior to development and manufacturing. Rejection or substantial delay by a dedicated platform manufacturer could have a material adverse effect on our financial condition and results of operations. We have not experienced any significant delays in the approval process for any of our games in the past. We cannot assure you, however, that we will not experience these delays in the future. The dedicated platform manufacturers may also limit the number of titles that we can release in any year, which may limit any future growth in sales.

     We depend on Nintendo, Sony and Sega for:

      - the protection of the intellectual property rights to their respective hardware platforms and technology;
      - their ability to control the proliferation of new titles by licensees and others; and
      - their ability to discourage unauthorized persons from producing software for the Nintendo, Sony and Sega platforms.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We depend on third parties to manufacture the game cartridges and CD-ROMs for our home games. The manufacturing of our coin-operated games is performed for us by WMS Industries Inc. and its subsidiaries under contracts. We have not experienced any material delays or interruptions in the delivery of our products due to manufacturing delays or interruptions. It is possible, however, that manufacturing delays or interruptions could cause delays or interruptions in product delivery. If any significant delays occur, and we cannot substitute another manufacturer in time, delays could materially and adversely affect our business, operating results and financial condition. Unanticipated price increases from these manufacturers also could adversely affect our business.

WE RELY ON THIRD PARTIES TO DEVELOP SOME OF OUR HOME VIDEO GAME TITLES.

     Some of our home video games are designed by third parties. The number of titles developed by third parties varies from quarter to quarter. We cannot assure you that the number of titles that we acquired in any previous period will be sustained in the future. The failure to identify and acquire suitable titles from third party designers could adversely affect our revenues and business.

WE MAY BE UNABLE TO OBTAIN LICENSES FOR INTELLECTUAL PROPERTY.

     Some of our games are based on properties or trademarks owned by third parties, such as the National Basketball Association, National Football League, National Hockey League or their respective players' associations. Our future success may also depend upon our ability to obtain licenses for additional popular intellectual properties. There is competition for such licenses, and we cannot assure you that we will be successful in acquiring additional intellectual property rights with significant commercial value.

     Our intellectual property licenses generally require that we submit new products developed under licenses to the licensor for approval prior to release. Such approval is generally discretionary. Rejection or delay in approval of a product by a licensor could have a material adverse effect on our business, operating results and financial condition. While we have not experienced any significant delays in obtaining new product approvals from our licensors in the past, we cannot assure you that we will not experience delays in the future. The owners of intellectual property licensed by us generally reserve the right to protect such intellectual property against infringement.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a significant extent upon the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified software developers. The loss of services of senior management, highly qualified software developers or other key personnel could have a material adverse effect on us. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees.

WE MAY HAVE CONFLICTS OF INTEREST WITH WMS INDUSTRIES INC.

     Some of our officers and directors are also officers, directors and stockholders of WMS and may be subject to various conflicts of interest. These conflicts include, among others, the performance by the two companies under their existing agreements with each other, as well as the negotiation of any agreements required to be entered into in the future between these two parties. We may also be subject to conflicts of interest arising from the relationship among us and WMS and our respective affiliates.

     Mr. Neil D. Nicastro, Midway's Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer is also a director of and a consultant to WMS. Mr. Louis J. Nicastro, one of Midway's directors, is also the Chairman of the Board, President and Chief Executive Officer of WMS. Mr. Neil D. Nicastro is the son of Mr. Louis J. Nicastro. Mr. Harold H. Bach, Jr., Mr. Kenneth J. Fedesna and Mr. Orrin J. Edidin, officers of WMS and various of its affiliates, are also officers and employees of Midway. Mr. Bach and Mr. Fedesna are also directors of Midway. Each of Messrs. Bach, Fedesna and Edidin has duties and responsibilities with WMS that may conflict with time which might otherwise be devoted to his duties with Midway.

LITIGATION AGAINST US MAY HAVE UNFAVORABLE RESULTS.

     From time to time, we may be sued by third parties. Litigation against us, with or without merit, or instituted by us to enforce our licenses or to protect our trade secrets or know-how, is costly and time consuming. An adverse determination in a judicial or administrative proceeding could divert the attention of our management from more productive activities and could have a materially adverse effect on our business, financial condition and results of operations.
     On January 25, 1999, GT Interactive Software Corp., or GTIS, filed a lawsuit against us alleging breach of contract, tortious interference with prospective business relations, defamation and other related claims arising from the licensing arrangements between GTIS and us. In its complaint, GTIS sought compensatory and punitive damages and injunctive relief. On February 24, 1999, we filed motions to dismiss the suit. While we intend to defend ourselves vigorously against this suit, we cannot assure you that we will prevail.

WE MAY EXPERIENCE ADVERSE EFFECTS OF THE YEAR 2000 COMPUTER PROBLEM.

     Many currently installed software programs and embedded programs in electronic systems will not work properly when processing dates later than December 31, 1999. This problem results from using only two digits in a computer program to represent the year in a date and assuming 19 to be the first two digits of the year. Methods of correcting the problem include replacing the system or rewriting the program to provide four digits to express the year in any dates.

     Readiness and Costs. Since 1996, we have worked with WMS, which provides our Chicago information services, to make our hardware and software systems year 2000 compliant. We have made the systems used by one of our subsidiaries, Atari Games Corporation, compliant with a software upgrade, and we expect to complete testing of the systems by June 1999 at a nominal cost. Also, we have made the accounting and finance systems used by our other major subsidiary, Midway Home Entertainment, Inc., year 2000 compliant at a nominal cost. We plan to make the remaining systems, such as the customer interface and shipping systems, compliant by July 1999 with a software upgrade at a nominal cost.

     We believe that there are no year 2000 issues with the functionality of any of our products that we have sold in the past or will sell in the future.

     WMS provides contract manufacturing services to us. WMS has assured us in writing that the systems used in their contract manufacturing are year 2000 compliant. WMS also has notified us that the assembly of our coin-operated video games should not be affected by malfunctioning tools or equipment using embedded microprocessors, because the assembly process does not heavily rely on these tools or equipment.

     We may be exposed to year 2000 problems because we rely on distributors, large customers, utilities and coin-operated video game component suppliers. We are in the process of contacting our suppliers and major customers to assess the potential problem, if any. We have not determined our customers' or suppliers' levels of year 2000 readiness at this time.

     Risks and Contingency Plans. If any of our systems should fail as a result of any undetected year 2000 problems, we do not have an advance contingency plan. We intend to correct any problems resulting from these failures immediately, if they occur. We cannot determine the effect of any unforeseen failure. If any of our suppliers experience a year 2000 problem affecting us, at worst we would expect a short-term delay in shipments of affected products. In addition, our large customers are sophisticated, and we believe that they would quickly remedy any year 2000 problems. Therefore, we do not believe that orders would be delayed significantly.

     This discussion of year 2000 readiness and exposure contains some forward-looking statements concerning future conditions and our business outlook based on currently available information that involve risks and uncertainties. The actual state of our year 2000 readiness and exposure could differ materially from that anticipated in the forward-looking statements as a result of these risks and uncertainties, among others:

     - our ability to obtain parts and essential utilities;
     - our ability to make deliveries;
     - our ability to communicate with business partners;
     - the level of year 2000 readiness of suppliers, customers and other business partners; and
     - the other risks described elsewhere in this Risk Factors section.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF MIDWAY.

     Midway's management could use several charter or statutory provisions and agreements as anti-takeover devices to discourage, delay or prevent a change in control of Midway. The use of these provisions and agreements could adversely affect the market price of the common stock:

     Blank Check Preferred Stock. Our certificate of incorporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences that may be determined from time to time by the board of directors. Accordingly, our board has broad power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. Our board has no current plans, agreements or commitments to issue any shares of preferred stock.

     Rights Plan. Under a rights agreement with The Bank of New York, each share of our common stock has an accompanying right to purchase, upon acquisitions of beneficial ownership of 15% or more of the common stock, convertible preferred stock that permits each holder to receive common stock at half price. We can redeem the rights at $0.01 per right, subject to certain conditions, at any time. The rights expire in 2007.

     Classified Board. Our certificate of incorporation provides for a classified board of directors. Upon the expiration of staggered terms, approximately one third of Midway's directors are elected for three year terms to succeed those directors whose terms expire. This means that a person could not obtain control of our board until the second annual stockholders' meeting after acquiring a majority of the voting stock.

     Other Charter Provisions. Our certificate of incorporation also provides that:

     - directors may be removed only for cause and only by an affirmative vote of at least 80% of outstanding common stock;
     - any vacancy on the board may be filled only by a vote of a majority of the remaining directors then in office;
     - there may be no stockholder action by written consent;
     - only the President, the Chairman of the Board or the board may call special meetings of stockholders, and the only business permitted to be conducted at stockholder meetings is business brought before the meeting by or at the direction of the board;

     - stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meetings of stockholders;
     - either a majority vote of the board or an affirmative vote of at least 80% of outstanding common stock is needed in order to adopt, amend or repeal our bylaws; and
     - an affirmative vote of 80% of outstanding common stock is needed in order to adopt, amend or repeal the above provisions.

     Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with anyone who owns at least 15% of its common stock for a period of three years after that person has acquired the 15% ownership, unless the business combination is approved by the board before the person acquires the 15% ownership or later by the board and two-thirds of the stockholders of the public corporation.

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

     The market price of our common stock has experienced and may continue to experience wide fluctuations. Factors affecting our stock price may include:

     -  actual or anticipated variations in our operating results;
     -  variations in the level of market acceptance of our products;
     -  delays and timing of product introductions;
     -  changes in recommendations or earning estimates by securities analysts;
     -  conditions and trends in our industry;
     -  general market or economic conditions; or
     -  other factors.

SHARES AVAILABLE FOR SALE IN THE FUTURE COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

     We have 100,000,000 authorized shares of common stock, of which 37,802,000 shares were issued and outstanding as of March 3, 1999, excluding 698,000 treasury shares. If all of our issued and outstanding stock options were exercised as of that date, approximately 42,510,000 shares of common stock would be outstanding. Our board of directors has broad discretion with respect to the issuance of the remaining authorized but unissued shares, including discretion to issue such shares in compensatory and acquisition transactions. If we seek financing through the sale of our securities, our then current stockholders may suffer dilution in their percentage ownership of our common stock. In addition, the future issuance, or even the potential issuance, of shares at a price below the then current market price may have a depressive effect on the future market price of our common stock.

OUTSTANDING STOCK OPTIONS MAY DILUTE OUR COMMON STOCK AND DEPRESS ITS MARKET PRICE.

     As of March 3, 1999, we had outstanding options to purchase an aggregate of approximately 4,700,000 shares of common stock exercisable at an average exercise price of approximately $13.60 per share. Our stock option and stock incentive plans also authorize the grant of options to purchase approximately an additional 2,000,000 shares of common stock. During the terms of our outstanding options, the holders are given the opportunity to profit from a rise in the market price of the common stock. The terms of our outstanding options currently average approximately nine years. The holders of options would be most likely to exercise them and purchase the common stock at a time when we could obtain capital by a new offering of securities on terms more favorable to us than those provided by the options. Consequently, the terms on which we could obtain additional capital during such periods may be adversely affected.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We are incorporating information into this prospectus by this reference. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

     The information incorporated by reference includes the following:

     - our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, including the exhibits thereto;
     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998 and December 31, 1998; and
     - the description of our common stock and accompanying rights contained in our registration statement on Form 8-A (File No. 1-12367) filed on October 30, 1996 and amended on Form 8-A/A filed on April 20, 1998.

     All documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") prior to the termination of this offering are considered to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that they are filed. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be considered to be modified or superseded to the extent that a statement in this prospectus (or in any document filed after the date of this prospectus and incorporated in this prospectus) modifies or supersedes that statement.

         We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at our principal executive office: 3401 North California Avenue, Chicago, IL 60618 (773) 961-2222, Attention: Vice President--Finance.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed four registration statements (and amendments to them) on Form S-8 with the Securities and Exchange Commission (the "SEC") concerning the
Shares: File Nos. 333-25757, 333-57583, 333-68373 and 333-__________. This
prospectus constitutes a part of each of these registration statements. The SEC rules allow us to omit from this prospectus some of the information set forth in or filed with those registration statements. For further information about Midway Games Inc. and our common stock, please read the registration statements and the exhibits to them. This prospectus also refers to certain other documents filed with the SEC without giving a complete description of them. Therefore, you should read any document referred to carefully in order to understand it fully. You may obtain copies as explained in the next paragraph.

         We file annual and quarterly reports and certain current reports, proxy statements and other information with the SEC that are required to be filed under the Exchange Act. You may read and copy the registration statements and all of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available over the Internet at the SEC's web site at: www.sec.gov and can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized any other person to provide you with different information. You should assume that the information appearing, or incorporated by reference, in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            USE OF PROCEEDS; DILUTION

         We will not receive any of the proceeds from the sale of the common stock offered by this prospectus, but we will receive the exercise price upon the exercise of any options by the selling stockholders. We plan to use any such proceeds for working capital. For a discussion of the possible dilutive effects of the Shares, see "Risk Factors".


                              SELLING STOCKHOLDERS

         This prospectus relates to Shares that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire Shares pursuant to our stock option plans or stock incentive plan. The selling stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

         Executive officers, directors and others who are considered to be "affiliates" of Midway Games Inc. who acquire common stock under the Plans may be added to the selling stockholders listed below, and their number of Shares to be sold may be increased or decreased, by use of a prospectus supplement filed with the SEC. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" us. Non-affiliates who purchased restricted securities (as defined in Rule 144(a)(3) under the Securities Act) under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that such person is our "affiliate."

         The table below sets forth with respect to each selling stockholder, based upon information available to us as of March 3, 1999, the number of Shares beneficially owned before and after the sale of the Shares; the maximum number of Shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the Shares. We have not been informed whether any selling stockholders intend to sell any Shares. The inclusion of Shares in the table below does not constitute a commitment to sell any Shares.


                                               Amount and                         Shares          Percent of Class (2)
                                               Nature of                       Beneficially      ---------------------
                                               Beneficial     Shares to            Owned          Before        After
Name and Position                              Ownership     be Sold (1)      After Offering     Offering     Offering
----------------------------------------      ------------   -----------      --------------     --------     --------
Neil D. Nicastro, Chairman of the             1,192,408(3)    1,865,800           458,458          3.1%         1.2%
    Board, Chief Executive
    Officer, President and Chief
    Operating Officer and son of Louis
    J. Nicastro

Louis J. Nicastro, Director and father           50,547(4)       35,000            15,547          *            *
    of   Neil D. Nicastro

Byron C. Cook, Executive Vice                   253,574(5)      529,940            68,589          *            *
     President--Home Video and Director

Kenneth J. Fedesna, Executive Vice              142,206(5)      188,972            42,463          *            *
     President-- Coin Op Video and
     Director

Harold H. Bach, Jr., Executive Vice             136,288(5)      208,456            31,674          *            *
     President -- Finance, Treasurer,
     Chief Financial and Chief
     Accounting Officer and Director

Orrin J. Edidin, Vice President,                    9,268        70,072               500          *            *
    Secretary and General Counsel

William C. Bartholomay, Director                 80,370(4)       35,000            45,370          *            *

                                               Amount and                         Shares          Percent of Class (2)
                                               Nature of                       Beneficially      ---------------------
                                               Beneficial     Shares to            Owned          Before        After
Name and Position                              Ownership     be Sold (1)      After Offering     Offering     Offering
----------------------------------------      ------------   -----------      --------------     --------     --------
William E. McKenna, Director                   51,958(4)       35,000              16,958            *            *

Norman J. Menell, Director                     52,506(4)       35,000              17,506            *            *

Harvey Reich, Director                         51,277(4)       35,000              16,277            *            *

Ira S. Scheinfeld, Director                    56,801(4)       35,000              21,801            *            *

Gerald O. Sweeney, Jr., Director               35,000(4)       35,000                  -0-          -0-          -0-

Richard D. White, Director                     35,000(4)       35,000                  -0-          -0-          -0-


--------------------------------
*  Less than 1%

  (1) Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares shall be determined from time to time by each selling stockholder in his discretion. Shares listed in this column may represent Shares underlying stock options.

  (2) Based on 37,802,000 shares of common stock outstanding as of March 3, 1999. Shares issuable upon the exercise of options exercisable within 60 days by such person are deemed to be outstanding with respect to the calculation of such person's percent of class.

  (3) Includes 430,000 Shares which may be acquired pursuant to the exercise of stock options.

  (4) Includes 35,000 Shares which may be acquired pursuant to the exercise of stock options.

  (5) Includes 90,000 Shares which may be acquired pursuant to the exercise of stock options.


                              PLAN OF DISTRIBUTION

           The selling stockholders may sell the common stock only for their own accounts. The selling stockholders, pledgees, donees, transferees or other successors in interest to the selling stockholders may sell or transfer common stock for value in one or more transactions on the New York Stock Exchange (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents (which compensation may be more or less than customary commissions). The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" as that word is used in Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be considered to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by such selling stockholders. Each share of common stock is sold together with certain stock purchase rights. These rights are described in a registration statement on Form 8-A (File No. 1-12367) which we filed with the SEC on October 30, 1996 and amended on Form 8A/A filed April 20, 1998. See "Documents Incorporated by Reference".

         We do not know whether or not any of the selling stockholders will sell any or all of the common stock that they may offer under this prospectus.


                                  LEGAL MATTERS

         The validity of the Shares has been passed upon by our counsel, Shack & Siegel, P.C., New York, New York. As of March 3, 1999, shareholders of Shack & Siegel, P.C. hold a total of 10,990 shares of common stock and options to purchase 35,000 shares of common stock.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act and are not being filed with the Securities and Exchange Commission.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registration Statement, the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998 and December 31, 1998 and the description of the Registrant's common stock and Rights contained in the Registrant's Registration Statements on Form 8-A (File No. 1-12367) filed on October 30, 1996 and April 20, 1998, respectively, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all exhibits thereto and any amendments or reports filed for the purpose of updating such information, are incorporated herein by reference and made a part of this Registration Statement as of the date hereof.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the issuance of the shares of common stock offered hereby will be passed upon for the Registrant by Shack & Siegel, P.C., 530 Fifth Avenue, New York, New York 10036. As of March 3, 1999, shareholders of Shack & Siegel, P.C. hold, in the aggregate, 10,990 shares of common stock and options to purchase 35,000 shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by the Amended and Restated Bylaws of the Registrant, as amended (the "Bylaws"), by the Restated Certificate of Incorporation, as amended, of the Registrant (the "Certificate of Incorporation") and by indemnification agreements entered into with each of its directors (the "Indemnity Agreements").

         Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

         The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

         The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase such protection in certain respects.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registrant has an insurance policy that provides coverage to directors and officers with respect to certain claims for which indemnity is not available pursuant the foregoing provisions described in this Item 6.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number                           Description

       4.1 Rights Agreement, dated as of October 24, 1996, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 2.1 to the

                         Registrant's Registration Statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).

       4.2 First Amendment to Rights Agreement, dated as of November 6, 1997, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 8 to the Registrant's Registration Statement on Form 8-A/A, Amendment No. 1, filed with the Commission on April 20, 1998.

       4.3(a)            1996 Stock Option Plan, incorporated by reference to
                         Exhibit 4(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on April 24, 1997 (File No. 333-25757) (the "1st Form S-8").

       4.3(b) Forms of Option Agreements under the 1996 Stock Option Plan, incorporated by reference to Exhibits 4(b) and 4(c) to the 1st Form S-8.

       4.4(a) 1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on June 24, 1998 (File No. 333-57583) ( the "2nd Form S-8").

       4.4(b) Form of Option Agreement under the 1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(b) to the 2nd Form S-8.

       4.5(a)            1998 Stock Incentive Plan, incorporated by reference to
                         Exhibit 4.5(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 4, 1998 (File No. 333-68373) (the "3rd Form S-8").

       4.5(b) Form of Option Agreement under the 1998 Stock Incentive Plan, incorporated by reference to Exhibit 4.5(b) to the 3rd Form S-8.

       4.5(c) Form of Subscription Agreement under the 1998 Stock Incentive Plan, incorporated by reference to Exhibit 4.5(c) to the 3rd Form S-8.

       4.6(a)            1999 Stock Option Plan.

       4.6(b)            Form of Option Agreement under the 1999 Stock Option
                         Plan.

       5                 Opinion of Shack & Siegel, P.C., counsel for
                         Registrant.

       23.1 Consent of Shack & Siegel, P.C. (contained in the Opinion filed as Exhibit 5 hereto).

       23.2              Consent of Ernst & Young LLP.

       24 Power of Attorney (contained on the signature page hereof).

ITEM 9.  UNDERTAKINGS.

       a.    The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section l3 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 3rd day of March, 1999.

                                                MIDWAY GAMES INC.

                                                By: /s/ Neil D. Nicastro
                                                    ----------------------------
                                                        Neil D. Nicastro,
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby appoints Neil J. Nicastro, Harold H. Bach, Jr. and Orrin J. Edidin, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                      DATE                               TITLE
/s/ Neil D. Nicastro           March 3, 1999             Chairman of the Board of Directors, President,
--------------------                                           Chief Executive Officer (Principal Executive
Neil D. Nicastro                                               Officer) and Chief Operating Officer


/s/ Harold H. Bach, Jr.        March 3, 1999             Executive Vice President - Finance,
----------------------                                         Treasurer (Principal Financial and
Harold H. Bach, Jr.                                            Principal Accounting Officer) and Director


/s/ Byron C. Cook              March 3, 1999             Executive Vice President - Home Video and
-----------------                                              Director
Byron C. Cook


/s/ Kenneth J. Fedesna         March 3, 1999             Executive Vice President - Coin-Op Video and
----------------------                                         Director
Kenneth J. Fedesna


/s/ Louis J. Nicastro          March 3, 1999             Director
---------------------
Louis J. Nicastro

/s/ William C. Bartholomay     March 3, 1999             Director
--------------------------
William C. Bartholomay

/s/ William E. McKenna         March 3, 1999             Director
----------------------
William E. McKenna

/s/ Norman J. Menell           March 3, 1999             Director
--------------------
Norman J. Menell

/s/ Harvey Reich               March 3, 1999             Director
----------------
Harvey Reich

/s/ Ira S. Sheinfeld           March 3, 1999             Director
--------------------
Ira S. Sheinfeld

/s/ Gerald O. Sweeney, Jr.     March 3, 1999             Director
--------------------------
Gerald O. Sweeney, Jr.

/s/ Richard D. White           March 3, 1999             Director
--------------------
Richard D. White

                                  EXHIBIT INDEX

  Exh. No.                   Description
  --------                   -----------

  4.1 Rights Agreement, dated as of October 24, 1996, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).

  4.2 First Amendment to Rights Agreement, dated as of November 6, 1997, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 8 to the Registrant's Registration Statement on Form 8-A/A, Amendment No. 1, filed with the Commission on April 20, 1998.

  4.3(a) 1996 Stock Option Plan, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on April 24, 1997 (File No. 333-25757) (the "1st Form S-8").

  4.3(b) Forms of Option Agreements under the 1996 Stock Option Plan, incorporated by reference to Exhibits 4(b) and 4(c) to the 1st Form S-8.

  4.4(a)   1998 Non-Qualified Stock Option Plan, incorporated by reference to
           Exhibit 4.4(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on June 24, 1998 (File No. 333-57583) (the "2nd Form S-8").

  4.4(b) Form of Option Agreement under the 1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(b) to the 2nd Form S-8.

  4.5(a) 1998 Stock Incentive Plan, incorporated by reference to Exhibit 4.5(a) to the Registrant's Registration Statement on Form S-8, filed with the Commission on December 4, 1998 (File No.
           333-68373) (the "3rd Form S-8").

  4.5(b) Form of Option Agreement under the 1998 Stock Incentive Plan, incorporated by reference to Exhibit 4.5(b) to the 3rd Form S-8.

  4.5(c) Form of Subscription Agreement under the 1998 Stock Incentive Plan, incorporated by reference to Exhibit 4.5(c) to the 3rd Form S-8.

  4.6(a)   1999 Stock Option Plan.

  4.6(b)   Form of Option Agreement under the 1999 Stock Option Plan.

  5        Opinion of Shack & Siegel, P.C., counsel for Registrant.

  23.1     Consent of Shack & Siegel, P.C. (contained in the Opinion filed as
           Exhibit 5 hereto).

  23.2     Consent of Ernst & Young LLP.

  24       Power of Attorney (contained on the signature page hereof).